EXHIBIT 99.2

Investor Supplement
Year End Update - 2011

4
I. Detailed Financial Review

6
Full Year 2011 vs. 2010 Combined Ratio Analysis
2011 Pro Forma Results
  Pro forma results exclude the impact of a one-time
 replacement policy for one of our self-insured clients for
 which we purchased a reinsurance policy from a third-
 party reinsurer and transferred 100% of the risk; this
 transaction did not impact underwriting profit or the
 combined ratio
  This transaction reduced our loss and LAE ratio by 0.4
 points and increased our expense ratio by 0.4 points
  For comparative purposes, we believe it is more relevant
 to compare 2010 results to the 2011 pro forma, which
 exclude the impact of the “replacement policy”.
Loss and LAE Ratio
  The 2011 loss and LAE ratio includes 1.0 points of
 unfavorable development compared to 4.7 points of
 favorable development in 2010.
  The 2011 loss and LAE ratio includes 1.2 points of
 unusual 2011 storm losses.
  Excluding the impact of storm losses and the
 replacement policy, the pro forma 2011 accident year
 loss and LAE ratio improved 1.6 points reflecting the
 impact of underwriting and pricing actions taken.
Expense Ratio
  The pro forma 2011 expense ratio decreased 0.6 points
 in comparison to the same 2010 period. The decrease
 reflects a reduction in performance based variable
 compensation in 2011 as compared to 2010.
(1) As reported
(2) Pro forma, see “2011 Pro Forma Results” above for detail.

8
II. Return on Average Equity Analysis

9
ROAE (Net Operating Income) Components
2011 Including and Excluding Storm Losses

10
ROAE & Combined Ratio Illustration
We strive to deliver predictable earnings across the market cycle with a return on average equity target of 10% - 17%; we view this objective relative to risk free and reinvestment rates.
 2011, as reported -ROAE of 7.2%, Combined Ratio of 99.7% and Investment Yield of 4.0%
 2011, ex unusual storm losses -ROAE of 8.2%, Combined Ratio of 98.5% and Investment
Yield of 4.0%

11
III. Investment Portfolio Review

17
Equities - December 31, 2011 Profile
Summary Profile
  $27.2million market value; 2% of the managed
 portfolio
  December 31, 2011 unrealized gain was $2.0M
  Preferred stock unrealized gain $1.7M
  Bond mutual fund unrealized gain
  $0.3M
  Average tax equivalent yield: 8.8%
Equities vs. Entire Portfolio
Equity Mix